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Exhibit 5.1
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                               September 27, 1996


Wang Laboratories, Inc.
600 Technology Park Drive
Billerica, MA  01821

  Re: Registration Statement on Form S-8 (I-NET, Inc. 1996 Stock Incentive Plan)
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Ladies and Gentlemen:

         I am General Counsel to Wang Laboratories, Inc., a Delaware corporation (the "Company"). This opinion is furnished in connection with the preparation and filing of a Registration Statement on Form S-8 (as amended as of the date hereof, the "Registration Statement"), for the purpose of registering with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the "1933 Act") 247,489 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon the exercise of options under the I-NET, Inc. 1996 Stock Incentive Plan (the "Plan").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the 1933 Act.

         In this connection, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the form of Stock Option Agreement to be entered into between the Company and each recipient under the Plan, to set forth the terms of each grant of options under the Plan (each such agreement, when executed and delivered, a "Stock Option Agreement"), (iv) the Certificate of Incorporation and the By-Laws of the Company, each as currently in effect, (v) a specimen certificate representing the Common Stock and (vi) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Shares and certain related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers, counsel and other representatives of the Company and others.

         I am an attorney admitted to practice in the Commonwealth of Massachusetts. I express no opinion herein concerning the laws of any jurisdiction other than the laws of the United States of America, the Commonwealth of Massachusetts and the State of Delaware with respect to matters relating to the Company's incorporation and issuance of stock.

         Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been paid for and certificates therefor have been issued and delivered upon exercise of options in accordance with the terms of the Plan and the corresponding Stock Option Agreement as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of person whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.


                                        Very truly yours,

                                        /s/ Albert A. Notini
                                        General Counsel